As filed with the Securities and Exchange Commission on January 21, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GSI COMMERCE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04-2958132
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

935 First Avenue, King of Prussia, PA	19406
(Address of Principal Executive Offices)	(Zip Code)

1996 EQUITY INCENTIVE PLAN

(Full title of the plan)

Arthur H. Miller

Executive Vice President and General Counsel

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

(Name and address of agent for service)

(610) 265-3229

(Telephone number, including area code, of agent for service)

Copies to:

Francis E. Dehel, Esq.

Melissa Palat Murawsky, Esq.

BLANK ROME LLP

One Logan Square

Philadelphia, PA 19103

(215) 569-5500

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $.01 per share	1,000,000 shares	(1)	$14.81	(2)	$14,810,000	(2)	$1,744	(3)

(1)	Plus such indeterminate number of additional shares as may be issued pursuant to certain anti-dilution provisions contained in the 1996 Equity Incentive Plan.
(2)	Pursuant to Rule 457(h), based upon the price at which stock options covered by the Registration Statement may be exercised and, in the case where such price is not known, upon the average of the high and low sale prices of our common stock, reported on the Nasdaq National Market on January 13, 2005.
(3)	Pursuant to Rule 457(p), the amount of the filing fee due under this Registration Statement has been offset by $1,744 representing a portion of the filing fee paid under our Registration Statement on Form S-3 (Registration No. 333-33876), originally filed with the SEC on April 3, 2000 and withdrawn on May 8, 2000.

Rule 429 legend: The prospectus which will be used in connection with the sale of securities covered by this Registration Statement issued pursuant to the 1996 Equity Incentive Plan will also be used in connection with the sale of securities covered by (i) Registration Statement on Form S-8 (Registration No. 333-49363) filed with the SEC on April 3, 1998, (ii) Registration Statement on Form S-8 (Registration No. 333-53982) filed with the SEC on January 19, 2001, (iii) Registration Statement on Form S-8 (Registration No. 333-65694) filed with the SEC on July 24, 2001 and (iv) Registration Statement on Form S-8 (Registration No. 333-109043) filed with the SEC on September 23, 2003.

Introductory Statement

The purpose of this Registration Statement is to register an additional 1,000,000 shares of common stock for issuance pursuant to the 1996 Equity Incentive Plan as a result of an amendment to such plan. Pursuant to General Instruction E to Form S-8, the contents of Registration Statement No. 333-49363 filed with the SEC on April 3, 1998, Registration Statement No. 333-53982 filed with the SEC on January 19, 2001, Registration Statement No. 333-65694 filed with the SEC on July 24, 2001 and Registration Statement No. 333-109043 filed with the SEC on September 23, 2003 are incorporated herein by reference.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
5.1	Opinion of Blank Rome LLP regarding legality.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the date indicated.

GSI COMMERCE, INC.

Date: January 21, 2005	/s/ Michael G. Rubin
Michael G. Rubin,
Chairman of the Board, Co-President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Rubin and Jordan M. Copland, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	CAPACITY	DATE
/s/ Michael G. Rubin Michael G. Rubin	Chairman of the Board, Co- President and Chief Executive Officer (principal executive officer)	January 21, 2005

/s/ Jordan M. Copland Jordan M. Copland	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 21, 2005

/s/ Kenneth J. Adelberg Kenneth J. Adelberg	Director	January 21, 2005

/s/ M. Jeffrey Branman M. Jeffrey Branman	Director	January 21, 2005

/s/ Ronald D. Fisher Ronald D. Fisher	Director	January 21, 2005

/s/ Harvey Lamm Harvey Lamm	Director	January 21, 2005

/s/ Mark S. Menell Mark S. Menell	Director	January 21, 2005

/s/ Michael S. Perlis Michael S. Perlis	Director	January 21, 2005

/s/ Jeffrey F. Rayport Jeffrey F. Rayport	Director	January 21, 2005

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Blank Rome LLP regarding legality.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).